Exhibit 21.1

Jinmimi Network Inc.
Subsidiaries of the Company

Name	Country of Incorporation	Dated Created
Hong Kong Active Choice Limited	Hong Kong	September 26, 2008
Chuangding Investment Consultant (Shenzhen) Co., Ltd.	Hong Kong	December 4, 2008